                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 9)

                             Medical Resources, Inc.
                                (Name of Issuer)

                    Common Stock, Par Value, $0.01 Per Share
                         (Title of Class of Securities)

                                  58461Q102000
                                 (CUSIP Number)

                             Stephen M. Davis, Esq.
                               Werbel & Carnelutti
                           A Professional Corporation

           711 Fifth Avenue, New York, New York 10022, (212) 832-8300
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                               September 15, 1996
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13-d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 21 Pages

                                 SCHEDULE 13D

- ----------------------                                 -----------------
CUSIP No. 58461Q102000                                 Page 2 of 21 Pages
- ----------------------                                 ------------------

===============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON The SC Fundamental Value Fund, L.P.

- --------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
- --------------------------------------------------------------------------------
3  SEC USE ONLY

- --------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   00
- --------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

- --------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
- --------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- --------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
- --------------------------------------------------------------------------------
8  SHARED VOTING POWER
   287,590 (includes 65,000 shares of underlying convertible debentures)

- --------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
- --------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   287,590 (includes 65,000 shares of underlying convertible debentures)
- --------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   287,590 (includes 65,000 shares of underlying convertible debentures)

- --------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]
- --------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    2.1%
- --------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    PN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

- ----------------------                                 --------------------
CUSIP No. 58461Q102000                                 Page 3 of 21 Pages
- ----------------------                                 --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SC Fundamental Value BVI, Inc.

- --------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
- --------------------------------------------------------------------------------
3  SEC USE ONLY

- --------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   00
- --------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

- --------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
- --------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- --------------------------------------------------------------------------------
7  SOLE VOTING POWER
   144,310 (includes 35,000 shares of underlying convertible debentures)
- --------------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
- --------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   144,310 (includes 35,000 shares of underlying convertible debentures)
- --------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   0
- --------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   144,310 (includes 35,000 shares of underlying convertible debentures)
- --------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
- --------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    1.1%
- --------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    CO
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

- ----------------------                                 --------------------
CUSIP No. 58461Q102000                                 Page 4 of 21 Pages
- ----------------------                                 --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SC Fundamental Inc.

- --------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
- --------------------------------------------------------------------------------
3  SEC USE ONLY

- --------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable

- --------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

- --------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
- --------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- --------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
- --------------------------------------------------------------------------------
8  SHARED VOTING POWER
   287,590 (includes 65,000 shares of underlying convertible debentures)

- --------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
- --------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   287,590 (includes 65,000 shares of underlying convertible debentures)
- --------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   287,590 (includes 65,000 shares of underlying convertible debentures)
- --------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
- --------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    2.1%
- --------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    CO
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

- ----------------------                                 --------------------
CUSIP No. 58461Q102000                                 Page 5 of 21 Pages
- ----------------------                                 --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SC-MRI, Inc.

- --------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
- --------------------------------------------------------------------------------
3  SEC USE ONLY

- --------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
- --------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

- --------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
- --------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- --------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
- --------------------------------------------------------------------------------
8  SHARED VOTING POWER
   433,671

- --------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
- --------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   433,671
- --------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   433,671
- --------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
- --------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    3.2%
- --------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    CO
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

- ----------------------                                 --------------------
CUSIP No. 58461Q102000                                 Page 6 of 21 Pages
- ----------------------                                 --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SC-MRI Investors, L.P.

- --------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
- --------------------------------------------------------------------------------
3  SEC USE ONLY

- --------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
- --------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

- --------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
- --------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- --------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
- --------------------------------------------------------------------------------
8  SHARED VOTING POWER
   433,671

- --------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
- --------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   433,671
- --------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   433,671
- --------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
- --------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    3.2%
- --------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    PN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D
- ----------------------                                 --------------------
CUSIP No. 58461Q102000                                 Page 7 of 21 Pages
- ----------------------                                 --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   SC-SM, Inc.
- ------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
- ------------------------------------------------------------------------------
3  SEC USE ONLY

- ------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
- ------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

- ------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
- -----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- ------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
- ------------------------------------------------------------------------------
8  SHARED VOTING POWER
   1,578,914

- ------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
- ------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   1,578,914
- ------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   1,578,914
- ------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
- ------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    11.7%
- -----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    CO
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D
- ----------------------                                 --------------------
CUSIP No. 58461Q102000                                 Page 8 of 21 Pages
- ----------------------                                 --------------------
==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   StarMed Investors, L.P.
- ------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
- ------------------------------------------------------------------------------
3  SEC USE ONLY

- ------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
- ------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

- ------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
- -----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- ------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
- ------------------------------------------------------------------------------
8  SHARED VOTING POWER
   1,578,914
- ------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
- ------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   1,578,914
- ------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   1,578,914
- ------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
- ------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    11.7%
- ------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    PN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

- ----------------------                                 --------------------
CUSIP No. 58461Q102000                                 Page 9 of 21 Pages
- ----------------------                                 --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   KK Acquisition Partners, L.P.

- ------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
- ------------------------------------------------------------------------------
3  SEC USE ONLY

- ------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   00
- ------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

- ------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
- -----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- ------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
- ------------------------------------------------------------------------------
8  SHARED VOTING POWER
   296,936
- ------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
- ------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   296,936
- ------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   296,936
- ------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
- ------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    2.2%
- ------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    PN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

- ----------------------                                 --------------------
CUSIP No. 58461Q102000                                 Page 10 of 21 Pages
- ----------------------                                 --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   SC-KK, Inc.

- ------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
- ------------------------------------------------------------------------------
3  SEC USE ONLY

- ------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   00
- ------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

- ------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
- -----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- ------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
- ------------------------------------------------------------------------------
8  SHARED VOTING POWER
   3,410
- ------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
- ------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   3,410
- ------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   3,410
- ------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
- ------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    .03%
- ------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    CO
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

- ----------------------                                 --------------------
CUSIP No. 58461Q102000                                 Page 11 of 21 Pages
- ----------------------                                 --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   MRP Investors, L.P.

- ------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
- ------------------------------------------------------------------------------
3  SEC USE ONLY

- ------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   00
- ------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

- ------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
- ------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- ------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
- ------------------------------------------------------------------------------
8  SHARED VOTING POWER
   109,816

- ------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
- ------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   109,816
- ------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   109,816
- ------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
- ------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    0.8%
- ------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    PN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

- ----------------------                                 --------------------
CUSIP No. 58461Q102000                                 Page 12 of 21 Pages
- ----------------------                                 --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   SC-MRP, Inc.

- ------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
- ------------------------------------------------------------------------------
3  SEC USE ONLY

- ------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   00
- ------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

- ------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
- ------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- ------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
- ------------------------------------------------------------------------------
8  SHARED VOTING POWER
   1,390

- ------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
- ------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   1,390
- ------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   1,390
- ------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
- ------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    .01%
- ------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    PN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

- ----------------------                                 --------------------
CUSIP No. 58461Q102000                                 Page 13 of 21 Pages
- ----------------------                                 --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Siegler, Collery & Co. Employee's Savings and Profit Sharing Plan

- ------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
- ------------------------------------------------------------------------------
3  SEC USE ONLY

- ------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
- ------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

- ------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
- ------------------------------------------------------------------------------
        NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- ------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
- ------------------------------------------------------------------------------
8  SHARED VOTING POWER
   12,500 (constitutes shares underlying convertible debentures)

- ------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
- ------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   12,500 (constitutes shares underlying convertible debentures)
- ------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   12,500 (constitutes shares underlying convertible debentures)
- ------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
- ------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    0.09%
- ------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    EP
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

- ----------------------                                 --------------------
CUSIP No. 58461Q102000                                 Page 14 of 21 Pages
- ----------------------                                 --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   712 Advisory Services, Inc.

- ------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
- ------------------------------------------------------------------------------
3  SEC USE ONLY

- ------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   OO
- ------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

- ------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
- ------------------------------------------------------------------------------
        NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- ------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
- ------------------------------------------------------------------------------
8  SHARED VOTING POWER
   120,000 (constitutes common stock warrants)

- ------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
- ------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   120,000 (constitutes common stock warrants)
- ------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   120,000 (constitutes common stock warrants)
- ------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
- ------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    0.9%
- ------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    CO
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

- ----------------------                                 --------------------
CUSIP No. 58461Q102000                                 Page 15 of 21 Pages
- ----------------------                                 --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Gary N. Siegler

- ------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                 (b)  [X]
- ------------------------------------------------------------------------------
3  SEC USE ONLY

- ------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
- ------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

- ------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
- ------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- ------------------------------------------------------------------------------
7  SOLE VOTING POWER
   611,148 (includes 282,000 options and 6,250 shares of underlying convertible debentures)
- ------------------------------------------------------------------------------
8  SHARED VOTING POWER
   2,909,294 (includes 112,500 shares of underlying convertible debentures)

- ------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   611,148 (includes 282,000 options and 6,250 shares of underlying convertible debentures)
- ------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   2,909,294 (includes 112,500 shares of underlying convertible debentures)
- ------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   3,520,442 (includes 282,000 options and 118,750 shares of underlying convertible debentures)
- ------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
- ------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    25.2%
- ------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

- ----------------------                                 --------------------
CUSIP No. 58461Q102000                                 Page 16 of 21 Pages
- ----------------------                                 --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Peter M. Collery

- ------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                 (b)  [X]
- ------------------------------------------------------------------------------
3  SEC USE ONLY

- ------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
- ------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

- ------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
- ------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- ------------------------------------------------------------------------------
7  SOLE VOTING POWER
   158,699 (includes 51,000 options and 6,250 shares of underlying convertible debentures)
- ------------------------------------------------------------------------------
8  SHARED VOTING POWER
   2,909,294 (includes 112,500 shares of underlying convertible debentures)

- ------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   158,699 (includes 51,000 options and 6,250 shares of underlying convertible debentures)
- ------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   2,909,294 (includes 112,500 shares of underlying convertible debentures)
- ------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   3,067,993 (includes 51,000 options and 118,750 shares of underlying convertible debentures)
- ------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
- ------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    22.5%
- ------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                             Page 17 of 21 Pages


                                  AMENDMENT
                                     No. 9
                                    TO THE
                                 SCHEDULE 13D


     The Reporting Persons, consisting of SC Fundamental Inc., SC Fundamental Value Fund, L.P., SC Fundamental Value BVI, Inc., SC-MRI, Inc., SC-SM, Inc., StarMed Investors, L.P., SC-MRI Investors, L.P., KK Acquistion Partners, L.P., SC-KK, Inc., MRP Investors, L.P., SC-MRP, Inc., Siegler, Collery & Co. Employee's Savings and Profit Sharing Plan, 712 Advisory Services, Inc. ("712"), Gary N. Siegler ("Siegler") and Peter M. Collery ("Collery"), hereby amend their Schedule 13D relating to the Common Stock, par value $0.01, of Medical Resources, Inc. (the "Issuer"), as set forth herein. Reporting Persons as identified in Item 5(a) are those whose beneficial ownership of the Issuer's securities changed from prior Schedule 13D disclosure.

Item 2.   Identity and Background

          (a-c), (f).    The additional Reporting Person filing this statement
is 712 Advisory Services, Inc., a Delaware corporation ("712"). 712 is primarily engaged in financial advisory services. Siegler is the sole stockholder, the president and sole director of 712. As such, Siegler is in a position to directly and indirectly determine the investment and voting decisions made by 712.

Item 3.   Source and Amount of Funds or Other Consideration

          The aggregate purchase prices for the shares of the Issuer's Common Stock ("Shares") purchased by the Reporting Persons as Reported in Item 5(c) of this Schedule 13D were as follows:

Name of Reporting Person                          Aggregate Purchase Price

Fund                                              $1,005,904
BVI Inc. on behalf of BVI Ltd.                    $445,959.45

          In connection with the merger of NMR of America into a subsidiary of the Issuer, which closed on August 30, 1996, 712 received, as compensation for advisory services rendered to the Issuer, warrants to purchase 120,000 shares of common stock at a exercise price of $9.00 per share.

Item 5.   Interest in Securities of the Issuer


          (a) As of the close of business on September 26, 1996, the Reporting Persons, by virtue of the language of Rule 13d-3, may be deemed to own beneficially in the aggregate the numbers and percentages of the Issuer's Common Stock set forth opposite their names below (based upon the number of shares of the Issuer's Common Stock that were reported to be outstanding by the Issuer's transfer agent as of September 25, 1996).

                                                       Page 18 of 21 Pages


==============================================================================
        Name             Shares of Common Stock        Percentage
- --------------------------------------------------------------------------------
SC Fundamental Inc.          287,590(3)                   2.1%
- --------------------------------------------------------------------------------
The SC Fundamental
Value Fund, L.P.             287,590(3)                   2.1%
- --------------------------------------------------------------------------------
SC Fundamental
Value BVI, Inc.              144,310(4)                   1.1%
- --------------------------------------------------------------------------------
Gary N. Siegler            3,520,442(1)                   25.2%
- --------------------------------------------------------------------------------
Peter M. Collery           3,067,993(2)                   22.5%
- --------------------------------------------------------------------------------

================================================================================

          (c) The following table sets forth transactions effected by the Reporting Persons during the last 60 days. Unless otherwise noted, each of the transactions reflects a purchase effected by means of over-the-counter trading.


























- ----------------
(1)  Includes 400,750 shares of underlying options and convertible debentures.
(2)  Includes 169,750 shares of underlying options and convertible debentures.
(3)  Includes 65,000 shares of underlying convertible debentures.
(4)  Includes 35,000 shares of underlying convertible debentures.

                                                  Page 19 of 21 Pages

                                                 BVI Inc, on
                Price Per                        Behalf of BVI
Trade Date      Share ($)       Fund (Shares)    BVI, Ltd.
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
9/3/96          8.0625          9,600            4,400
- ------------------------------------------------------------------------------
9/4/96          7.8750          12,700           5,800
- ------------------------------------------------------------------------------
9/4/96          8.0500          ----             3,300
- ------------------------------------------------------------------------------
9/4/96          8.0500          7,200            ----
- ------------------------------------------------------------------------------
9/5/96          8.1400          14,800           ----
- ------------------------------------------------------------------------------
9/9/96          8.3750          18,600           8,400
- ------------------------------------------------------------------------------
9/11/96         8.3750          4,800            2,200
- ------------------------------------------------------------------------------
9/12/96         8.1950          4,800            2,200
- ------------------------------------------------------------------------------
9/12/96         8.2545          15,100           6,900
- ------------------------------------------------------------------------------
9/13/96         8.6750          14,500           6,500
- ------------------------------------------------------------------------------
9/16/96         8.7700          8,200            3,800
- ------------------------------------------------------------------------------
9/18/96         8.5000          2,000            1,000
- ------------------------------------------------------------------------------
9/19/96         8.6250          5,500            2,500
- ------------------------------------------------------------------------------

                                                  Page 20 of 21 Pages

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  September 26, 1996

SC FUNDAMENTAL INC.                     SC-SM, INC.

By:                                     By:
- ---------------------------------       ------------------------------------
Neil H. Koffler as Attorney-in-Fact     Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery Vice President*    for Peter M. Collery Vice President*

THE SC FUNDAMENTAL VALUE FUND, L.P.     STARMED INVESTORS, L.P.


By:  SC FUNDAMENTAL INC.                By:  SC-SM, INC.

By:                                     By:
- ----------------------------------      ------------------------------------
Neil H. Koffler as Attorney-in-Fact     Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery Vice President*    for Peter M. Collery Vice President*

SC FUNDAMENTAL VALUE BVI, INC.          SC-MRI, INC.

By:                                     By:
- ----------------------------------      -------------------------------------
Neil H. Koffler as Attorney-in-Fact     Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery Vice President*    for Peter M. Collery Vice President*


                                        SIEGLER, COLLERY & CO.
- ---------------------------------       EMPLOYEES SAVINGS AND
Neil H. Koffler as Attorney-in-Fact     PROFIT SHARING PLAN
for Gary N. Siegler*
                                        By:
                                        -------------------------------------
                                        Neil H. Koffler as Attorney-in-Fact
- ---------------------------------       for Peter M. Collery, Vice President*
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery*

SC-MRI INVESTORS, L.P.


By:
- -------------------------------------
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery*


* Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery and Gary N. Siegler. The Powers of Attorney for Messrs. Collery and Siegler were filed as Exhibit A to Amendment No. 5 to the Schedule 13D relating to the US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference.

                                                  Page 21 of 21 Pages



SC-KK, INC.                             MRP INVESTORS, L.P.


By:                                     By:
- ---------------------------------       ------------------------------------
Neil H. Koffler as Attorney-in-Fact     Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery Vice President*    for Peter M. Collery Vice President*


SC-MRP, INC.


By:
- ------------------------------------
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery Vice President*


KK ACQUISITION PARTNERS, L.P.

By:  SC-KK, INC.


By:
- ----------------------------------
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery Vice President*








* Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery and Gary N. Siegler. The Powers of Attorney for Messrs. Collery and Siegler were filed as Exhibit A to Amendment No. 5 to the Schedule 13D relating to the US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference.
81877
                                                  Page 20 of 21 Pages

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  September 26, 1996

SC FUNDAMENTAL INC.                     SC-SM, INC.

By:  /s/ Peter M. Collery               By: /s/ Peter M. Collery
- ---------------------------------       ------------------------------------
Neil H. Koffler as Attorney-in-Fact     Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery Vice President*    for Peter M. Collery Vice President*

THE SC FUNDAMENTAL VALUE FUND, L.P.     STARMED INVESTORS, L.P.


By:  SC FUNDAMENTAL INC.                By:  SC-SM, INC.

By:  /s/ Peter M. Collery               By: /s/ Peter M. Collery
- ----------------------------------      ------------------------------------
Neil H. Koffler as Attorney-in-Fact     Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery Vice President*    for Peter M. Collery Vice President*

SC FUNDAMENTAL VALUE BVI, INC.          SC-MRI, INC.

By:  /s/ Peter M. Collery               By: /s/ Peter M. Collery
- ----------------------------------      -------------------------------------
Neil H. Koffler as Attorney-in-Fact     Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery Vice President*    for Peter M. Collery Vice President*

/s/ Gary N. Siegler                     SIEGLER, COLLERY & CO.
- ---------------------------------       EMPLOYEES SAVINGS AND
Neil H. Koffler as Attorney-in-Fact     PROFIT SHARING PLAN
for Gary N. Siegler*
                                        By: /s/ Peter M. Collery
                                        -------------------------------------
/s/ Peter M. Collery                    Neil H. Koffler as Attorney-in-Fact
- ---------------------------------       for Peter M. Collery, Vice President*
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery*

SC-MRI INVESTORS, L.P.


By: /s/ Peter M. Collery
- -------------------------------------
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery*


* Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery and Gary N. Siegler. The Powers of Attorney for Messrs. Collery and Siegler were filed as Exhibit A to Amendment No. 5 to the Schedule 13D relating to the US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference.

                                                  Page 21 of 21 Pages


SC-KK, INC.                             MRP INVESTORS, L.P.


By: /s/ Peter M. Collery                By: /s/ Peter M. Collery
- ---------------------------------       ------------------------------------
Neil H. Koffler as Attorney-in-Fact     Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery Vice President*    for Peter M. Collery Vice President*


SC-MRP, INC.


By:  /s/ Peter M. Collery
- ------------------------------------
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery Vice President*


KK ACQUISITION PARTNERS, L.P.

By:  SC-KK, INC.


By:  /s/ Peter M. Collery
- ----------------------------------
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery Vice President*








* Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery and Gary N. Siegler. The Powers of Attorney for Messrs. Collery and Siegler were filed as Exhibit A to Amendment No. 5 to the Schedule 13D relating to the US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference.
81877